UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AIM ImmunoTech Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 20, 2023, AIM ImmunoTech Inc. (the “Company”) began mailing the attached letter to stockholders of the Company in connection with the Company’s 2023 annual meeting of stockholders.

November 20, 2023

Dear Fellow Shareholders,

Thank you for your investment in AIM ImmunoTech (“AIM” or the “Company”). We are making strong progress in the clinical development of our pipeline to provide life-saving therapies to patients – which will allow us to deliver value for you, our shareholders.

Our lead drug candidate, Ampligen, has excellent potential across a variety of unmet medical needs.

Ampligen’s potential applications include treating:

●	Highly lethal cancers – such as localized pancreatic cancer, metastatic triple-negative breast cancer, and recurrent ovarian cancer;
●	Debilitating immune disorders – such as long COVID / post-COVID conditions and myalgic encephalomyelitis / chronic fatigue syndrome (ME/CFS); and
●	A broad spectrum of viral conditions.

We are well positioned to achieve multiple value-driving milestones throughout the remainder of 2023 and 2024 and have attracted world-class collaborators.

Unfortunately, a group of activist investors (the “Activist Group”) is attempting to take control of the AIM Board of Directors (the “Board”) for the second year in a row.

●	The Activist Group is not acting in the best interests of AIM shareholders, and we believe they would put your investment at serious risk if they were able to take control of the Board.

●	The Board unanimously determined that the Activist Group’s nomination notice – submitted by Ted D. Kellner – seeking to put forth three individuals for election as directors to our four-person Board, is invalid because it omits key information – and includes misleading information – ignoring what our Bylaws require to be disclosed.

●	The Activist Group includes many of the same individuals from last year’s effort, which was planned and funded by convicted criminals Franz N. Tudor and Michael J. Xirinachs.

●	The Activist Group is acting selfishly by seeking reimbursement from the Company for over $5.5 million in expenses from their 2023 campaign and litigation as well as all expenses incurred in connection with last year’s failed campaign. They intend to force you – the AIM shareholders – to foot their bills.

●	We are currently involved in litigation the Activist Group brought against AIM, with a ruling expected to be issued in advance of the 2023 Annual Meeting of Stockholders.

●	Unless the Court rules otherwise, the Company will not recognize the Activist Group’s attempted nominations and any proxies submitted or votes cast for the election of the individuals from the Activist Group will be disregarded.

Our current Board – comprised of Stewart L. Appelrouth, Nancy K. Bryan, Thomas K. Equels and Dr. William M. Mitchell – is best positioned to ensure the Company and its shareholders capitalize on important upcoming clinical milestones and protect your investment.

We remain committed to protecting the best interests of all shareholders.

Safeguard AIM and your investment by voting today for the Board’s four current directors to be elected at the 2023 Annual Meeting of Stockholders scheduled for December 1st.

To learn more, visit: www.SafeguardAIM.com

Sincerely,

The AIM ImmunoTech Board of Directors

***

WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE WHITE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE 2023 ANNUAL MEETING.

THE BOARD RECOMMENDS A VOTE “FOR ALL” OF OUR BOARD’S NOMINEES (STEWART L. APPELROUTH, NANCY K. BRYAN, THOMAS K. EQUELS AND DR. WILLIAM M. MITCHELL) ON PROPOSAL 1 USING THE ENCLOSED WHITE PROXY CARD.

If you have any questions or require any assistance in voting your shares, please contact our proxy solicitor:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

Banks, Brokers, Trustees, and Other Nominees Call Collect: (203) 658-9400

Email: AIM@investor.MorrowSodali.com

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com

Media Contact:

Longacre Square Partners

Joe Germani / Miller Winston

AIM@longacresquare.com

On November 20, 2023, the Company posted the below message on Stocktwits and Yahoo! Finance.

We encourage shareholders to read our latest letter which can be found at http://bit.ly/3MTtuOt. We urge you to vote on the WHITE proxy card today FOR ALL of the Board’s director nominees.